UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):

May 31, 2007
________________________________________

THERMO FISHER SCIENTIFIC INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-8002	04-2209186
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation or organization)		Number)

81 Wyman Street, P.O. Box 9046
Waltham, Massachusetts	02454-9046
(Address of principal executive offices)	(Zip Code)

(781) 622-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments

As previously disclosed by Thermo Fisher Scientific Inc. (the “Company”), the United Kingdom Competition Commission has been investigating the Company’s July 2006 acquisition of GV Instruments Limited (“GVI”), a UK-based provider of isotope ratio mass spectrometry instruments and accessories, to determine whether the transaction had resulted in, or may be expected to result in, a substantial lessening of competition within any market in the UK for goods or services, particularly gas isotope ratio mass spectrometers (“Gas IRMS”), thermal ionization mass spectrometers (“TIMS”) and multicollector inductively coupled plasma mass spectrometers.  On May 30, 2007, the Competition Commission published its final report, concluding that the Company’s acquisition of GVI would lead to a substantial lessening of competition in the UK in the markets for Gas IRMS and TIMS products.  The Competition Commission has also concluded that a divestiture remedy is therefore appropriate and has determined that the Company be required to divest either GVI as a whole, or its Gas IRMS and TIMS assets,  to a purchaser approved by the Competition Commission.  As a result of the requirement to divest of GVI, the Company estimates it will record non-cash after-tax charges of $25-30 million as loss on disposal of discontinued operations, principally in the second quarter of 2007.  The loss primarily represents the carrying value of the business in excess of estimated disposal value.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 1st day of June, 2007.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary